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                                                                       EXHIBIT 8



October 7, 1996



Board of Directors of Penril DataComm Networks, Inc.


c/o Henry D. Epstein


Chairman of the Board


Penril DataComm Networks, Inc.


1300 Quince Orchard Boulevard


Gaithersburg, MD 20878



Gentlemen:



     You have requested our opinion as to whether (i) the proposed distribution ("Spin-off") by Penril DataComm Networks, Inc. ("Penril") to its shareholders of 100% of the outstanding stock of Access Beyond, Inc., a wholly-owned subsidiary of Penril, will qualify as a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the merger (the "Merger") of Beta Acquisition Corp. with and into Penril, pursuant to which the outstanding shares of common stock of Penril will be converted into the right to receive common stock of Bay Networks, Inc. will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.



     In rendering this opinion, we have (with your permission) relied upon and assumed as correct and complete the factual representations and information contained in (i) the Management Certificates (attached hereto), (ii) the Plan and Agreement of Merger entered into as of June 16, 1996, as amended on August 5, 1996, by and among Beta Acquisition Corp., Bay Networks, Inc. and Penril and schedules thereto and (iii) a certain letter from Bay Networks, Inc. to Penril, all dated as of June 16, 1996, and all other information, data, documentation and materials presented to us during the course of our evaluation of the Spin-off and Merger. We have also assumed that the Spin-off and the Merger contemplated by such Plan and Agreement of Merger will be consummated as set forth therein and as described in the preliminary proxy materials of Penril dated August 8, 1996 and that the factual representations and material described above will continue to be correct and complete as of the dates of the Spin-off and the Merger. We have not undertaken to independently verify any of such facts or information.

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Henry D. Epstein


October   , 1996


Page 2



     Based on the foregoing, in our opinion it is more likely than not that (i) the Spin-off will qualify as a nontaxable distribution under Section 355 of the Code and (ii) the Merger will qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code.



     This opinion expresses our views only as to the federal income tax laws in effect on the date hereof, including the Code, applicable treasury regulations, published rulings, administrative practices of the Internal Revenue Service ("IRS") and published court decisions. No opinion is expressed with respect to state, local, foreign or other tax laws. Moreover, this opinion does not relate to or purport to cover any matters other than the ones expressly stated herein.



     This opinion represents our legal judgement as to the matters addressed herein, but is not binding on the IRS (which may not agree with this opinion) or any court. Accordingly, no assurance can be given that the opinion expressed herein will not be contested by the IRS. Similarly, no assurance can be given that the opinion expressed herein, if contested by the IRS, would be sustained by a court. Furthermore, the authorities upon which we have relied are subject to change, whether prospectively or retroactively, and any variation or difference in the information presented to us might affect the conclusions stated herein. Also, if the tax-free nature of the Merger is invalidated, it would reduce the likelihood that the Spin-off will qualify as a tax-free spin-off pursuant to Section 355 of the Code. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions, or otherwise.



     This opinion is rendered only to Penril in connection with Access Beyond, Inc.'s filing of its Registration Statement on Form S-1 and may not be relied upon by any other person, firm or entity for any purpose without our express written consent. We consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Prospectus under the heading "Legal Matters" as counsel for Access Beyond, Inc. Except for the discussion of "Certain Federal Income Tax Consequences of the Distribution" in the Prospectus forming a part of the Registration Statement, this letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.



Very truly yours,


/s/ Benesch, Friedlander, Coplan & Aronoff P.L.L.


BENESCH, FRIEDLANDER,


  COPLAN & ARONOFF P.L.L.